FOR IMMEDIATE RELEASE

INTER PARFUMS PROVIDES INITIAL GUIDANCE FOR 2008
WITH RECORD SALES, NET INCOME AND DILUTED EARNINGS PER SHARE

New York, New York, November 28, 2007 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced initial guidance for 2008.  Management is projecting 2008 net sales of approximately $437 million, or about 15.6% ahead of 2007's guidance of $378 million.  Net income for 2008 should approximate $24.1 million or $1.16 per diluted share.  This represents a 12% improvement over management's 2007 net income guidance of $21.5 million or $1.04 per diluted share.  This guidance assumes the dollar remains at current levels, is based upon current operations and assumes that no further licensing or specialty retail agreements or brand acquisitions are consummated.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "Our 2008 new product launch schedule for European-based operations is especially strong, driving top line growth for that part of our business.  The launch of The Beat, the sixth Burberry fragrance family in March 2008 should lead the top line growth for European-based operations.  We also have high expectations for the other products in our new product pipeline including two more women's Roxy fragrances, Love and Heart, a Quiksilver fragrance for men, and a Quiksilver suncare collection, Van Cleef & Arpels and Lanvin fragrances for women, plus limited edition men's and women's fragrances for Paul Smith, and an S.T. Dupont fragrance line for both men and women."

He continued, "With regard to our U.S.-based operations, we have clearly shifted our focus away from the mass market to specialty retail, and we are extremely pleased and equally motivated by the successes we have achieved by our specialty retail initiative.  For 2008, there are a considerable number of new products and brand expansions in the works for our specialty retail partners.  We are also hopeful that the first new products for Brooks Brothers' U.S. stores will be on the market before 2008 year-end."

Russell Greenberg, Executive Vice President & Chief Financial Officer, noted, "Although 2008 will be another record year for Inter Parfums, with strong gains for both European and U.S. operations, the 2008 rate of growth in sales is expected to exceed that of net income for two principal reasons.  First, the prolonged weakness in the U.S. dollar is expected to continue to negatively impact the consolidated gross margin for Inter Parfums SA, the Company's 71% owned Paris based subsidiary, as approximately one-third of its net sales are denominated in U.S. dollars.  Second, we have invested in staff and related infrastructure to support the growth opportunities that we see unfolding in our specialty retail business.  Over time, the rate of growth in profits is expected to exceed that of sales as we achieve operating leverage by allocating this increased overhead over a higher sales base."

Inter Parfums develops, manufactures and distributes prestige fragrances and fragrance related products as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy and Van Cleef & Arpels and owns Lanvin Perfumes and Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers with Gap Inc. and New York & Company.  In November 2007, Inter Parfums announced an exclusive agreement covering the design, manufacture and supply of personal care products for Brooks Brothers locations in the U.S. as well as a license covering Brooks Brothers stores and specialty and department stores outside the U.S. and duty free and other travel-related retailers.  In addition, Inter Parfums produces and sells mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com